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                                                                    Exhibit 99.3

                           CONVERTIBLE PROMISSORY NOTE


$500,000                                                Billerica, Massachusetts
                                                        June 30, 2000


         For value received, SAZTEC INTERNATIONAL, INC. ("Company"), a California corporation, promises to pay to the order of MAIDA VALE LIMITED ("Holder"), the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000) pursuant to the terms of this Convertible Promissory Note ("Note"), together with interest (computed on the basis of a 360-day year) on the unpaid principal amount at the variable rate of two percent (2%) above the rate published, from time to time, in The Wall Street Journal "Money Rates" column as the "Prime Rate" ("Interest Rate"). All principal and interest payable under this Note will be due and payable in full on June 30, 2001 ("Maturity Date"). This Note may not be prepaid without Holder's consent. All payments of principal and interest are to be made in lawful money of the United States of America at the office of Holder.

         1. Conversion. At anytime prior to the payment in full of the principal and interest owed under this Note, Holder will have the option of converting this Note to that number of shares of the Company's common stock as is equal to the quotient, the numerator of which is the balance of unpaid principal plus accrued and unpaid interest hereunder, and the denominator of which is the conversion price of fifty (50) cents per share ("Conversion Shares").

         Holder will exercise said conversion option by delivering written notice of such exercise to the Company at its office at 43 Manning Road, Billerica, Massachusetts 01821. The Company, within three (3) business days after the date Holder surrenders this Note to the Company, will issue and deliver to Holder ("Holder," for the purposes of this section 1, will include any nominee(s) registered in Holder's name) a certificate(s) for the number of full shares of common stock issuable on conversion of such Note (or the unpaid balance thereof). To the extent permitted by law, such conversion will be deemed to have been effected as of the date the Company receives notice of Holder's exercise of its conversion option, and on such date the rights of Holder under this Note, other than its right to receive the Conversion Shares and to exercise its rights with respect thereto, will cease and the person(s) in whose name(s) any certificate(s) for shares of common stock will be issuable on such conversion will be deemed to have become the holder(s) of record of the applicable Conversion Shares.

         The Company will not be obligated to issue any fractional share in connection with the conversion, but may elect to pay Holder cash in the amount of the applicable fraction multiplied by the above conversion price in lieu of issuing any fractional share.


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         2. Conversion Adjustment. In the event of the issuance of any shares of stock as a dividend on the shares of the Company's common stock, in the event of any subdivision, split-up, combination, reverse stock split, or change of the shares of the Company's common stock into a different number of shares of the same or any other class or classes of stock, or in the event of any consolidation or merger of the Company with or into another entity, the conversion price as provided in section 1 above will be appropriately adjusted so that on exercise of the conversion option after such stock dividend, subdivision, split-up, combination, reverse stock split, change, consolidation, or merger, neither the rights of the Holder nor the rights of the holders of the Company's common stock will have been diluted as the result of such stock dividend, subdivision, split-up, conversion, reverse stock split, change, consolidation, or merger.

         3. Events of Default and Remedies. The following will constitute "Events of Default:"

         A. Involuntary Bankruptcy. A petition seeking reorganization, readjustment, rearrangement, recomposition, or similar relief is filed against the Company under the federal bankruptcy laws, or any other similarly applicable federal or state law, and such petition continues undischarged and unstayed for a period of (60) sixty days; a court of competent jurisdiction enters a decree or order for appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company or a substantial part of the Company's property, or for the winding up or liquidation of its affairs, and such decree or order remains in force undischarged and unstayed for a period of sixty (60) days; or any property of the Company is sequestered or attached and is not returned to the Company's possession or released from such attachment within sixty (60) days thereafter.

         B. Voluntary Bankruptcy. The Company institutes a proceeding to be adjudicated a voluntary bankrupt; consents to the filing of a bankruptcy proceeding to be adjudicated a voluntary bankrupt; consents to the filing of a bankruptcy proceeding against it; files a petition, answer, or consent seeking reorganization, readjustment, rearrangement, recomposition or similar relief under the federal bankruptcy laws, or any other similarly applicable federal or state law; consents to the filing of any such petitions; consents to the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or a substantial part of its business; makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts generally as they become due; or the Company takes corporate action in furtherance of the above purposes.

         C. Significant Judgments. A governmental body or other party commences an action against the Company for the payment of money which claim, together with the amount claimed in any other pending actions against the Company, exceeds a total of $200,000, and the Company does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay thereof, within ten (10) days from the date of a related judgment, and within such ten (10)-day period, or within the longer period during which the execution of such judgment has been stayed, appeals therefrom and causes the execution thereof to be stayed during such appeal.


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         D. Remedies. If any one or more of the above Events of Default should occur, then Holder may declare the entire principal and all accrued and unpaid interest thereon to be due and payable immediately. On any such declaration, the principal of this Note and all accrued and unpaid interest will be immediately due and payable, anything in this Note to the contrary notwithstanding, and Holder may then proceed to protect and enforce its rights either by suit in equity or by action at law; provided, however, on payment in full of all amounts outstanding under this Note, all conversion rights of Holder will be deemed terminated. On the occurrence of an Event of Default and continuing for so long as such Event of Default remains uncured, the rate of interest will be increased to the lesser of (i) the Interest Rate plus four (4) percent, and (ii) the maximum interest rate allowable by law.

         4. Expenses. If the indebtedness represented by this Note or any part thereof is placed in the hands of an attorney(s) for collection after an Event of Default, the Company agrees to pay all costs of collecting this Note, including reasonable attorneys' fees and related expenses.

         5. Notice. All notices, requests, consents, and other communications relating to this Note will be in writing and delivered or mailed to Holder at Maida Vale (BVI) Limited c/o Insinger Trust (Jersey) Limited PO Box 546, 28-30 The Parade, St. Helier, Jersey, JE4 8XY or to any other address of which Holder has given the Company notice in writing or, (b) if to the Company, to its address set forth in section 1 above or to any other address the Company has furnished to Holder in writing, and said notice will be deemed given when received by the party to whom it is addressed.

         6. Choice of Law. This Note including, but not limited to, its interpretation, performance, or default, will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving any force or effect to the provisions of any conflict of law rule thereof.

         7. Revocation and Modification. This Note, or any provision hereof, may not be revoked or modified unless agreed to in writing by each of the parties.

         8. Waiver. No waiver of a default or other breach of this Note will be deemed a waiver of any subsequent default or breach.

         9. Entire Agreement. This Note, together with the related Convertible Note Subscription Agreement of even date herewith, constitutes the entire agreement between the Company and Holder relating to the subject matter hereof, and supersedes all prior agreements and understandings relating to said subject matter.

                                       COMPANY:

                                       SAZTEC INTERNATIONAL, INC.,

                                       By: /s/ Christopher Parker
                                           -------------------------------------
                                           Christopher Parker, President and CEO



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